Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

February 1, 2024

Complete Solaria, Inc.

45700 Northport Loop East

Fremont, CA 94538

Re:	Complete Solaria, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Complete Solaria, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering (i) the sale of shares of the Company’s common stock, par value of $0.0001 per share (the “Common Stock”), upon the exercise of warrants issued by the Company, and (ii) the resale of Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the sale by the Company of up to 21,874,907 shares of Common Stock (the “Primary Warrant Shares”), consisting of:

•

up to 6,266,667 shares (the “Private Warrant Shares”) of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Private Warrants”) originally issued in a private placement by the Company;

•

up to 8,625,000 shares of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Public Warrants”) originally issued in the initial public offering of the Company;

•

up to 716,668 shares (the “Working Capital Warrant Shares”) of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants issued in connection with conversion of working capital loans (the “Working Capital Warrants”); and

•

up to 6,266,572 shares (the “Merger Warrant Shares”) of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants issued to certain equityholders of Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation (“Legacy Complete Solaria”) received as consideration in connection with the exchange of capital stock in Legacy Complete Solaria (the “Merger Warrants”, and together with the Private Warrants, the Public Warrants and the Working Capital Warrants, the “Primary Warrants”) pursuant to that certain Amended and Restated Business Combination Agreement dated as of May 26, 2023 (the “Business Combination Agreement”), which provides that holders of capital stock in Legacy Complete Solaria, upon the closing of the transactions contemplated by the Business Combination Agreement, were entitled to receive shares in the Company pursuant to a conversion ratio plus their pro rata allocation of the Merger Warrants.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Complete Solaria, Inc.

February 1, 2024

Page Two

(ii)	the resale of up to 33,894,518 shares of Common Stock (the “Selling Stockholder Shares”) consisting of:

•	7,518,488 shares of Common Stock issued in connection with private placements pursuant to subscription agreements (the “Subscription Agreements”) entered into on or around July 13, 2023;

•

8,625,000 shares of Common Stock issued in a private placement to Freedom Acquisition I, LLC (“Freedom Acquisition”) pursuant to a subscription agreement dated as of December 30, 2020 by and between the Company and Freedom Acquisition (the “Sponsor Agreement”) in connection with the initial public offering of the Company;

•	193,976 shares (the “Service Provider Shares”) of Common Stock issued by the Company to certain advisors, consultants, vendors and employees for services rendered to the Company;

•

up to 4,232,147 shares (the “Debt Warrant Shares”) of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Debt Warrants”) issued by the Company in connection with certain debt facilities (the “Debt Documents”);

•

up to 75,000 shares (the “Service Provider Warrant Shares”) of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Service Provider Warrants”) issued to certain advisors, consultants, vendors and employees for services rendered to the Company;

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Complete Solaria, Inc.

February 1, 2024

Page Three

•	up to 6,266,667 Private Warrant Shares;

•	up to 716,668 Working Capital Shares; and

•	up to 6,266,572 Merger Warrant Shares

(iii)	the resale of up to 13,249,907 warrants (the “Resale Warrants”) consisting of

•	up to 6,266,667 Private Warrants;

•	up to 716,668 Working Capital Warrants; and

•	up to 6,266,572 Merger Warrants

We understand that the Private Warrants, the Public Warrants and the Working Capital Warrants have been issued in book entry form pursuant to a Warrant Agreement, dated February 25, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”). For purposes of this opinion, (i) the term “Other Warrants” shall mean the Private Warrants, the Public Warrants, the Working Capital Warrants, the Merger Warrants, Debt Warrants and the Service Provider Warrants, (ii) the term “Other Warrant Shares” shall mean the Private Warrant Shares, the Working Capital Warrant Shares, the Merger Warrant Shares, the Debt Warrant Shares and the Service Provider Warrant Shares and (iii) the term “Warrants” shall mean the Primary Warrants and the Other Warrants.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Warrant Agreement, (iv) the Warrants, (v) the Subscription Agreements, (vi) the Sponsor Agreement, (vii) the Debt Documents (viii) the Business Combination Agreement and (ix) such opinions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Complete Solaria, Inc.

February 1, 2024

Page Four

prior to the Domestication were validly issued, fully paid and nonassessable, and (vii) all share issuances and Warrants that were committed or undertaken by the Company prior to the Domestication, including those effected or to be effected pursuant to or in connection with the Warrants, the Subscription Agreements, the Sponsor Agreement, the Debt Documents, the Service Provider Shares and the Business Combination Agreement were duly authorized by the Company in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise prices of the Warrants will not be adjusted to an amount below the par value per share of Common Stock.

With regard to our opinion concerning the Resale Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Resale Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Resale Warrants.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Complete Solaria, Inc.

February 1, 2024

Page Five

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Primary Warrant Shares, when issued and paid for upon exercise of the Warrants, in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2. The Resale Warrants constitute valid and binding obligations of the Company.

3. The Selling Stockholder Shares, other than any Other Warrant Shares included in the Selling Stockholder Shares, are validly issued, fully paid and nonassessable.

4. Any Other Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the applicable Other Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

[signature page follows]

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Complete Solaria, Inc.

February 1, 2024

Page Six

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com